Exhibit 10.8

Advisory Agreement
LifeLock, Inc.
THIS AGREEMENT is made and entered into on February 18, 2016, by and between Ramakrishna “Schwark” Satyavolu, an individual (“Advisor”), whose address is set forth on the last page below, and LifeLock, Inc., a Delaware corporation (along with its affiliated companies, “the Company”), to be effective as of February 19, 2016 (“the Commencement Date), which shall also be the last day of employment of Advisor.
The Company and Advisor hereby agree as follows:
1.Services. Advisor has resigned from all positions as an employee and officer of the Company and the Company hereby engages Advisor to provide to the Company, and Advisor agrees to provide to the Company under the terms and conditions of this Agreement, certain services designated by the Company’s Chief Executive Officer, as follows (the “services” or “Services”): (i) approximately 10 hours a month, as reasonably requested by the Company, to provide guidance on company strategy, operations, product features, organizational structure or other relevant matters; and (ii) Advisor will assist the Company with top talent recruiting efforts into positions to be designated by Advisor and the Company’s Chief Executive Officer, from time to time. As part of such resignation and transition to an advisory role, Advisor has executed the Release of Claims attached hereto as Attachment A.
2.Consideration.
a)In connection with Advisor’s prior employment with the Company, the Company granted to Advisor pursuant to LifeLock’s 2012 Incentive Compensation Plan (as amended, the “Plan”), a stock option to purchase up to 1,046,626 shares (the “Stock Options”) of LifeLock’s common stock, par value $0.001 per share (the “Common Stock”), pursuant to a Non-Qualified Stock Option Agreement dated on or about September 3, 2015 (the “Option Agreement”). None of the Stock Options underlying the Option Agreement have vested.
b)All of the Stock Options will continue to vest in accordance with the Option Agreement (25% on September 3, 2016, and the remaining 75% in equal monthly installments until they are fully vested on September 3, 2019), solely to the extent that Advisor is continuing to comply with the terms of this Agreement and provide the services required hereunder and continuously remains an advisor of the Company.
3.Expenses. The Company will reimburse Advisor for reasonable and necessary out-of-pocket expenses incurred by Advisor in the performance of the Services, provided such out-of-pocket expenses are approved in advance by an officer of the Company and further are supported by reasonable documentation. Such expenses will include reasonable travel expenses preapproved or requested by the Company and in accordance with the Company’s travel policy as it may exist from time to time.
4.Independent Contractor. It is the express intention of the Company and Advisor that Advisor perform the Services as an independent contractor to the Company. Nothing in this Agreement shall in any way be construed to constitute Advisor as an agent, employee or representative of the Company. Without limiting the generality of the foregoing, Advisor is not authorized to bind the Company to any liability or obligation or to represent that Advisor has any such authority. Advisor agrees to furnish (or reimburse the Company for) all tools and materials necessary to accomplish this Agreement and shall incur all expenses associated with performance. Advisor acknowledges and agrees that Advisor is obligated to report as income all compensation received by Advisor pursuant to this Agreement. Advisor agrees to and acknowledges the obligation to pay all self-employment and other taxes on such income.
5.Benefits. The Company and Advisor agree that Advisor will receive no Company-sponsored benefits from the Company where benefits include, but are not limited to, paid vacation, sick leave, medical insurance and 401(k) participation. If Advisor is reclassified by a state or federal agency or court as the

Company’s employee, Advisor will become a reclassified employee and will receive no benefits from the Company, except those mandated by state or federal law, even if by the terms of the Company’s benefit plans or programs of the Company in effect at the time of such reclassification, Advisor would otherwise be eligible for such benefits.
6.Term of Agreement: Termination. The term of this Agreement and Advisor’s Services hereunder will commence as of the Commencement Date of this Agreement and unless terminated earlier as a result of the death, physical incapacity or mental incompetence of Advisor, which will result in automatic termination, or pursuant to this Section 6, it will continue in effect through September 30, 2016 (the “Initial Term”). Notwithstanding anything herein to the contrary, if either party breaches in any material respect any of its material obligations under this Agreement, in addition to any other right or remedy, the non-breaching party may terminate this Agreement in the event that the breach is not cured within thirty (30) days after receipt by such party of written notice of such breach. After the Initial Term this Agreement shall automatically be extended for consecutive thirty day periods (the period from the Commencement Date through the termination of this Agreement is referred to herein as, the “term of this Agreement”) unless otherwise terminated by either Company or Advisor by giving the other party at least thirty (30) days prior notice of the terminating party’s intent to terminate the Agreement and the date of such termination. Except as otherwise explicitly provided herein, Sections 7 through 15 will survive the termination or expiration of this Agreement for any reason.
7.Representations and Warranties of Advisor. Advisor represents and warrants to the Company that (i) with respect to any information, know-how, knowledge or data disclosed by Advisor to the Company in the performance of this Agreement, Advisor has the full and unrestricted right to disclose the same; and (ii) Advisor is free to undertake the Services required by this Agreement, and there is, and will be, no conflict of interest between Advisors performance of this Agreement and any obligation Advisor may have to other parties.
8.Covenants of Advisor. During the term of this Agreement, Advisor will not become employed by, advise, become associated with, or perform consulting services for any commercial, for profit enterprise that is, or, as a result of such activities, would become, a competitor in the Company’s field of business or otherwise would create a conflict of interest for Advisor with Advisor’s obligations to the Company.
9.Advertising. Advisor will not in any way or in any form publicize or advertise in any manner the fact that it is performing the services called for by this Agreement without the prior written consent of the Company.
10.Restriction on Solicitation and Disruption of Company Business. During the term of this Agreement and for one year thereafter, Advisor agrees and covenants not to disrupt or interfere with the business of the Company by directly or indirectly soliciting, recruiting, attempting to recruit, or raiding the employees of the Company or otherwise inducing the termination of employment of any employee of the Company or retaining the services of or engaging with any such employees or employees who during the terms of this Agreement were employees of the Company within six (6) months prior to such engagement by Advisor. Advisor also agrees and covenants not to use the Company’s Confidential Information to directly or indirectly solicit the employees of the Company to terminate their employment with, or otherwise cease their relationships with the Company or to induce any customer, partner or vendor of the Company to cease its business dealings with the Company. If Advisor violates this Paragraph 10, Advisor forfeits any consideration Advisor receives hereunder, and this Agreement terminates immediately.
11.Confidentiality
a)Definition of Confidential Information. “Confidential Information” means any information (including any and all combinations of individual items of information) that relates to the actual or anticipated business, business dealings and/or products, research or development of the Company, its affiliates or subsidiaries or any other information that by its nature can reasonably be expected to be proprietary or confidential in nature, or to the Company’s, its affiliates’ or subsidiaries’ technical data, trade secrets, or know-how, including, but not limited to, research, product plans, or other information regarding the Company’s, its affiliates’ or subsidiaries’ products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company on whom Advisor called or with whom Advisor became acquainted during the term of this Agreement), customers or partners business levels and engagement terms, employee ranking and ratings and related assessments, roadmaps and features, software, developments, inventions, discoveries, ideas, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information disclosed by the Company, its affiliates or subsidiaries, either directly or indirectly, in writing, orally or by drawings or inspection of premises, parts, equipment, or other property of Company, its affiliates or subsidiaries. Notwithstanding the foregoing, Confidential Information shall not include any such information which Advisor can establish (i) was publicly known or made generally available prior to the time of disclosure to Advisor; (ii) becomes publicly known or made generally available after disclosure to Advisor through no wrongful action or inaction of Advisor; or (iii) is in the rightful possession of Advisor, without confidentiality obligations, at the time of disclosure as shown by Advisor’s then-contemporaneous written records; provided that any combination of individual items of information shall not be deemed to be within any of the foregoing exceptions merely because one or more of the individual items are within such exception, unless the combination as a whole is within such exception.
b)Nonuse and Nondisclosure. During and after the term of this Agreement, Advisor will hold in the strictest confidence, and take all reasonable precautions to prevent any unauthorized use or disclosure of Confidential Information, and Advisor will not (i) use the Confidential Information for any purpose whatsoever other than as necessary for the performance of the Services on behalf of the Company, or (ii) disclose the Confidential Information to any third party without the prior written consent of an authorized representative of Company, except that Advisor may disclose Confidential Information to the extent compelled by applicable law; provided however, prior to such disclosure, Advisor shall provide prior written notice to Company and seek a protective order or such similar confidential protection as may be available under applicable law. Advisor agrees that no ownership of Confidential Information is conveyed to the Advisor. Without limiting the foregoing, Advisor shall not use or disclose any Company property, intellectual property rights, trade secrets or other proprietary know-how of the Company to invent, author, make, develop, design, or otherwise enable others to invent, author, make, develop, or design identical or substantially similar designs as those developed under this Agreement for any third party. Advisor agrees that Advisor’s obligations under this Section shall continue after the termination of this Agreement. Upon the termination of this Agreement, or upon Company’s earlier request, Advisor will immediately deliver to the Company, and will not keep in Advisor’s possession, recreate, or deliver to anyone else, any and all Company property, including, but not limited to, Confidential Information (as defined below), tangible embodiments of the Inventions, all devices and equipment belonging to the Company, all electronically-stored information and passwords to access such property and any reproductions of any of the foregoing items that Advisor may have in Advisor’s possession or control.
c)Other Client Confidential Information. Advisor agrees that Advisor will not improperly use, disclose, or induce the Company to use any proprietary information or trade secrets of any former or current employer of Advisor or other person or entity with which Advisor has an obligation to keep in confidence. Advisor also agrees that Advisor will not bring onto the Company’s premises or transfer onto the Company’s technology systems any unpublished document, proprietary information, or trade secrets belonging to any third party unless disclosure to, and use by, the Company has been consented to in writing by such third party.
d)Third Party Confidential Information. Advisor recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Advisor agrees that at all times during the term of this Agreement and thereafter, Advisor owes the Company and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence and not to use it or to disclose it to any person, firm, corporation, or other third party except as necessary in carrying out the Services for the Company consistent with the Company’s agreement with such third party.
12.Ownership. Advisor agrees and acknowledges that he continues to be bound by all of the terms of the Proprietary Rights and Non-Solicitation Agreement between Advisory and the Company dated February 9, 2015 and that such agreement shall continue to apply to the Services provided hereunder.
13.Indemnification. The Company will indemnify Advisor for any claim made against him as a result of actions taken by him as part of the services provided by him to the Company at the direction and/or request of the Company. Advisor will indemnify the Company for any claims made against the Company resulting from willful misconduct of the Advisor resulting in claims of employment relationship made against the Company as a result of the Services.
14.LIMITATION OF LIABILITY. OTHER THAN THE INDEMNIFICATION OBLIGATIONS IN SECTION 13 ABOVE, IN NO EVENT SHALL COMPANY BE LIABLE TO ADVISOR OR TO ANY OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, OR DAMAGES FOR LOST PROFITS OR LOSS OF BUSINESS, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY, WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHER THEORY OF LIABILITY, REGARDLESS OF WHETHER COMPANY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. OTHER THAN THE INDEMNIFICATION OBLIGATIONS IN SECTION 13 ABOVE, IN NO EVENT SHALL COMPANY’S LIABILITY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT EXCEED THE AMOUNTS PAID BY COMPANY TO ADVISOR UNDER THIS AGREEMENT FOR THE SERVICES, DELIVERABLES OR INVENTION GIVING RISE TO SUCH LIABILITY.
15.Arbitration. If the parties should have a dispute, claim or controversy arising out of or relating to this Agreement, or the parties’ respective rights and duties hereunder, then the parties will refer the matter to, and have it resolved by, binding arbitration. For purposes of this Section 15, references to the “Company” include all parent, subsidiary, or related entities and their executives, supervisors, officers, directors, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, affiliates, and all successors and assigns of any of them, and this Agreement shall apply to them to the extent the Advisor’s claims arise out of or relate to their actions on behalf of the Company. The arbitration shall be conducted in Mountain View, California by a single neutral arbitrator and administered exclusively by JAMS and shall be conducted consistent with the rules, regulations and requirements thereof. The parties are entitled to representation by an attorney or other representative of their choosing. Any arbitral award determination shall be final and binding upon both parties and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. All expenses of arbitration shall be split equally by the Company and the Executive unless applicable law requires otherwise with respect to the payment of arbitration expenses. EACH PARTY FULLY UNDERSTANDS AND AGREES THAT THEY ARE GIVING UP CERTAIN RIGHTS OTHERWISE AFFORDED TO THEM BY CIVIL COURT ACTIONS, INCLUDING BUT NOT LIMITED TO THE RIGHT TO A JURY TRIAL.
16.Miscellaneous. This Agreement, together with the LifeLock, Inc. Proprietary Rights and Non-Solicitation Agreement, the Release of Claims, and the Option Agreement, contain the entire understanding of the parties with respect to the matters contained herein, and supersedes all proposals and agreements, written or oral, and all other communications between the parties relating to the subject matter of this Agreement. This Agreement will be governed by and construed in accordance with the laws of the State of

California without regard to its conflict-of-laws rules. Advisor and the Company each hereby submit to the exclusive personal jurisdiction of the federal and state courts located in California in connection with any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with, this Agreement or your relationship with the Company. This Agreement may not be modified or amended except in writing signed or executed by Advisor and the Company. In the event any provision of this Agreement is held to be unenforceable or invalid because it is overbroad or too far reaching, such provision will be deemed to be revised so that it applies to the maximum extent permitted by law. This Agreement may be executed in multiple counterparts, each of which will be deemed to be an original, but all of which together will constitute but one and the same instrument.
IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first set forth above.
ADVISOR
By:     /s/ Ramakrishna Satyavolu
Name: Ramakrishna “Schwark” Satyavolu
Date: February 19, 2016
LIFELOCK, INC.
By:    /s/ Hilary Schneider
Name: Hilary Schneider
Date: February 19, 2016

RELEASE OF CLAIMS
This Agreement and Release of Claims (“Agreement”) is entered into as of this ____________, 2016 by and between Ramakrishna “Schwark” Satyavolu, (“EMPLOYEE”), and LifeLock, Inc., a Delaware corporation, including its subsidiaries and/or affiliated entities (the “COMPANY”), sometimes collectively referred to as the “PARTIES.”
1.EMPLOYEE has resigned as an employee and officer of the COMPANY and EMPLOYEE’s employment with COMPANY terminated on February 19, 2016 (the “SEPARATION DATE”).
2.The PARTIES wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the EMPLOYEE may have against the COMPANY and any of the RELEASED PARTIES as defined below, including, but not limited to, any and all claims arising out of or in any way related to EMPLOYEE’s employment with or separation from the COMPANY.
3.Acknowledgements. EMPLOYEE acknowledges:
a)receipt of payment for all time worked, including accrued paid time off, through SEPARATION DATE, less usual deductions. EMPLOYEE further acknowledges and agrees that following the SEPARATION DATE, he is not entitled to any other accrued benefits as a result of his employment with COMPANY;
b)no promise or representation not contained in this Agreement has been made to EMPLOYEE;
c)in connection with his employment with COMPANY, COMPANY granted to EMPLOYEE pursuant to LifeLock’s 2012 Incentive Compensation Plan (as amended, the “Plan”), a stock option to purchase up to 1,046,626 shares (the “Stock Options”) of LifeLock’s common stock, par value $0.001 per share (the “Common Stock”), pursuant to a Non-Qualified Stock Option Agreement for EMPLOYEE dated on or about September 3, 2015 (the “Option Agreement”);
d)in connection with his employment with COMPANY, COMPANY granted to EMPLOYEE pursuant to the Plan 161,249 Restricted Stock Units (the “RSUs”) pursuant to a Restricted Stock Unit Agreement for EMPLOYEE dated on or about February 18, 2015 (the “RSU Agreement”);
e)none of the Stock Options underlying the Option Agreement have vested;
f)none of the shares of Common Stock underlying the RSUs have vested as of the SEPARATION DATE;
g)all shares underlying the RSU Agreement shall terminate, expire, lapse, and be null and void as of the SEPARATION DATE; and
h)all of the Stock Options will continue to vest following the SEPARATION DATE in accordance with the Option Agreement (25% on September 3, 2016, and the remaining 75% in equal monthly installments until they are fully vested on September 3, 2019) as long as EMPLOYEE is providing the services designated in the Advisor Agreement to which this Agreement is attached and complying with the terms thereof.
4.Consideration. Concurrently with this Agreement, EMPLOYEE is entering into an Advisor Agreement and receiving the benefits described therein. EMPLOYEE acknowledges and agrees that this Agreement includes substantial consideration to EMPLOYEE to which he would not be entitled if he did not enter into this Agreement and the Advisor Agreement.
5.EMPLOYEE’s Release of Claims. In consideration for the promises and undertakings contained in this Agreement, including, without limitation, the consideration set forth in Paragraph 4,

EMPLOYEE, on behalf of himself, his spouse (if any) and his marital community (if applicable), as well as EMPLOYEE’S heirs, agents, assigns, and executors, hereby releases, absolves and discharges COMPANY, including its current and former directors, officers, representatives, agents, employees, attorneys, subsidiaries, departments, units, parent corporations, sister corporations, joint ventures, and related entities, as well as its predecessors, successors, and assigns (including its 401(k) plan) (collectively referred to as “RELEASED PARTIES”), from any and all claims, demands, contracts, costs, actions, suits, causes of action, wages, obligations, damages, judgments, orders and liabilities of whatever kind or nature, including specifically, but not exclusively, any and all claims, demands, agreements, obligations, and causes of action, known or unknown at the time of execution of this Agreement, suspected or unsuspected by EMPLOYEE including, but not limited to, any and all claims under Title VII of the Civil Rights Act of 1964, as amended; the Family and Medical Leave Act; the Americans with Disabilities Act; the Employee Retirement Income Security Act (ERISA); the National Labor Relations Act; the California Fair Employment and Housing Act, the California Labor Code, California Government Code section 12900; all federal, state, and local civil rights laws, statutes, regulations, ordinances, or orders; and any other provision or theory of law arising out of any federal or state constitution, statute, regulation, ordinance, civil code, administrative code, or common law, either in tort or in contract, including, but not limited to, all claims arising out of or incident to EMPLOYEE’s employment with COMPANY and the circumstances of the termination of EMPLOYEE’s employment by COMPANY. This Agreement does not release any claims arising after the SEPARATION DATE, any vested account balance under the COMPANY’s 401(k) Plan, any vested rights under any COMPANY-sponsored or administered welfare benefit plan, or any claims that cannot be released as a matter of law, including, but not limited to, EMPLOYEE’S right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the COMPANY (with the understanding that any such filing or participation does not give EMPLOYEE the right to recover any monetary damages against the COMPANY; EMPLOYEE’S release of claims herein bars EMPLOYEE from recovering such monetary relief from the COMPANY). EMPLOYEE agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. EMPLOYEE represents that he has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section.
a)EMPLOYEE represents and warrants that: he has fully complied with the COMPANY’s Code of Conduct and Employee Handbook during his employment with the COMPANY; and he is not aware of any act, failure to act, policy or activity of the COMPANY or any other Released Party which EMPLOYEE considers to be or to have been unlawful or potentially unlawful.
b)EMPLOYEE is advised of his right to consult with an attorney of his own choosing, at EMPLOYEE’s expense, before executing this Agreement. EMPLOYEE further acknowledges and represents that he discussed all aspects of this Agreement with counsel of his choosing, or had the opportunity to do so; that he has carefully read and fully understands all of the provisions of this Agreement, including the fact that he is releasing claims and potential claims against the COMPANY and RELEASED PARTIES; and that he is entering into this Agreement, without coercion, and with full knowledge of its significance and the legal consequences thereof.
c)This Agreement must be signed and delivered to Michelle Eisenstat, 60 E. Rio Salado Pkwy #400, Tempe, AZ 85281, michelle.eisenstat@lifelock.com, by no later than March 2, 2016, in order to be effective.
d)     COMPANY’S Release of Claims: Company, on behalf of itself and its predecessor and successor corporations and assigns, hereby and forever releases Employee, and agrees not to sue Employee concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, that Company’s Chief Executive Officer or President has knowledge of against Employee arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship. This release does not release claims that cannot be released as a matter of law. The Company represents that it has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section.
6.No Admission of Liability. By entering into this Agreement, COMPANY does not admit to any liability or wrongdoing whatsoever to EMPLOYEE or with respect to any claims heretofore or hereinafter asserted by EMPLOYEE and COMPANY expressly denies any and all such liability and wrongdoing. In addition, COMPANY and EMPLOYEE acknowledge and agree that this Agreement may not be used as evidence to prove any alleged wrong, other than a failure to comply with the terms of this Agreement, in any action or proceeding initiated by EMPLOYEE or any other individual or entity against COMPANY. The PARTIES agree that this Agreement may be used as evidence in any action to enforce the terms of this Agreement.
7.California Civil Code Section 1542. It is the intention of EMPLOYEE in executing this Agreement that it shall be effective as a bar to each and every claim, demand and cause of action arising from, or related to, EMPLOYEE’s employment with, or termination of employment from COMPANY, and in furtherance of this intention EMPLOYEE expressly waives any and all rights and benefits conferred upon him by the provisions of Section 1542 of the California Civil Code, and expressly consent that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, demands and causes of action, if any, and those relating to any other claims, demands and causes of action hereinabove specified. California Civil Code Section 1542 provides:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
8.California Labor Code Section 206.5. EMPLOYEE agrees that he is in receipt of all wages due, and that any claims for wage and hour and payroll practice violations are disputed, and that the payments set forth herein constitute payment in full of any and all amounts allegedly due EMPLOYEE. In light of the foregoing, EMPLOYEE shall be deemed to have acknowledged and agreed that California Labor Code section 206.5 is not applicable to the PARTIES hereto. That section provides in pertinent part as follows:
An employer shall not require the execution of a release of a claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of those wages has been made.
9.    Waiver of Age Discrimination Claims and Time Period to Revoke the Agreement. EMPLOYEE acknowledges and understands that the release of claims under the Age Discrimination in Employee Act of 1967 (“ADEA”) is subject to special waiver protections under 29 U.S.C. § 626(f). In accordance with that section, EMPLOYEE specifically agrees that he is knowingly and voluntarily releasing and waiving any rights or claims of discrimination under the ADEA. In particular, he acknowledges that he understands the following:
a)He is not waiving rights or claims for age discrimination under the ADEA that may arise after the date he signs this Agreement;

b)He is waiving rights or claims for age discrimination under the ADEA in exchange for the consideration set forth in Paragraph three (3) of this Agreement, which is in addition to anything of value to which he is already entitled;
c)He was advised and hereby is advised in writing to consider the terms of this Agreement and consult with an attorney of his choice prior to executing this Agreement;
d)He has twenty-two (22) days within which to consider this Agreement. If EMPLOYEE returns the signed Agreement prior to the expiration of the twenty-two (22) day period, EMPLOYEE acknowledges that he is knowingly and voluntarily waiving right EMPLOYEE may have to review the Agreement for longer;
e)He understands that for a period of seven (7) days after his execution of this Agreement, he may revoke this Agreement after execution by notifying Company in writing. Such writing must be received by Company no later than 11:59 p.m. on the seventh (7th) day after his execution of this Agreement to Michelle Eisenstat at the address provided in Paragraph 5(c) above.
f)He understands that this Agreement will not become effective or enforceable unless and until he has not revoked it and the applicable revocation period set forth above has expired.
g)He understands that nothing in this Agreement prevents or precludes him from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.
10.Return of COMPANY Property. EMPLOYEE represents, covenants and agrees that within three (3) business days of the last day of his employment with the COMPANY, he shall return or cause to be returned, or has returned, to the COMPANY all property of the COMPANY in his actual or constructive possession, except the property which he and the CEO agree in writing (via email) is necessary for him to continue to provide the Services under this Agreement. The COMPANY property described in this Paragraph 10 shall include, but not be limited to, COMPANY’s files, notes, e-mails, calendars, memoranda correspondence, agreements, lists, drawings, records, plans and forecasts, financial information, personnel information, customer and customer prospect information, specifications, computer-recorded information, tangible property, equipment, credit cards, entry cards, identification badges, keys, cellular telephones, smart phones, PDAs, tablets, laptops and any other materials of any kind (whether in electronic or hard copy form) and all reproductions thereof.
11.Confidentiality. Except as otherwise prohibited or authorized by law, EMPLOYEE agrees that he will not publicize or disclose the terms of this Agreement to the public generally except that EMPLOYEE may disclose the terms of this Agreement to his spouse, attorneys and/or tax advisors, provided they agree to equally be bound by this confidentiality provision. COMPANY and EMPLOYEE agree that it shall not be a breach of this Agreement if disclosure of any information covered by this paragraph has been compelled through the issuance of compulsory legal process, provided, however, that in such case, EMPLOYEE agrees to give COMPANY reasonable notice of the order or subpoena in question and an opportunity to challenge the disclosure of any such information before the appropriate court or agency. All costs and fees shall be borne by the party seeking to challenge the disclosure of the terms of the Agreement. EMPLOYEE agrees to give such notice to COMPANY, in writing, to the VP, HR at the address provided in Paragraph 5(c) above. It shall not be a breach of this paragraph to disclose the terms of this Agreement in a suit to enforce the terms of this Agreement or defend a claim that this Agreement has been breached. EMPLOYEE acknowledges, understands, and agrees that this confidentiality provision is a material term of this Agreement. Nothing herein shall restrict the COMPANY’S ability to disclose the terms of this Agreement in order to comply with applicable law, including its securities filings.

12.Non-Disparagement. EMPLOYEE agrees that he will not disparage COMPANY, or any of COMPANY’s parents, subsidiaries and/or affiliates, and their managers, supervisors, officers, directors, employees, shareholders, and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation. EMPLOYEE further agrees to refrain from any tortious interference with the contracts and relationships of any of the RELEASED PARTIES. This agreement not to disparage includes, but is not limited to, publishing disparaging statements (whether anonymously or for ascription) on the web, in blogs, in chat rooms, in e-mails or in any other electronic means of transmitting information. COMPANY agrees that the CEO, her direct reports and the Board will be instructed by the General Counsel not to disparage EMPLOYEE in any manner likely to be harmful to him or his or personal reputation.
Nothing in this Agreement shall be construed as a basis for interfering with EMPLOYEE’s protected right to file a timely charge with, or participate in an investigation or proceeding conducted by, the EEOC, or any other state, federal or local government entity; provided, however, if the EEOC or any other state, federal or local government entity commences an investigation on EMPLOYEE’s behalf, EMPLOYEE specifically waives and releases EMPLOYEE’s rights, if any, to recover any monetary or other benefits of any sort whatsoever arising from any such investigation or otherwise.
13.Non-Disclosure of Confidential Information. During employment, EMPLOYEE was given access to the confidential and proprietary information of COMPANY and its parents, subsidiaries and/or affiliates. EMPLOYEE agrees that he will not disclose or use confidential or proprietary information of COMPANY, its parents, subsidiaries and/or affiliates. EMPLOYEE understands that COMPANY, its parents, subsidiaries and/or affiliates may seek from a court of competent jurisdiction an injunction to prohibit such disclosure.
14.Assistance with Litigation. EMPLOYEE hereby agrees to use commercially reasonable efforts to provide assistance to COMPANY, its parents, subsidiaries and/or affiliates, upon COMPANY’s request, regarding any investigation, litigation, regulatory, and/or arbitration matters, which may include, without limitation, communicating and/or meeting with COMPANY’s representatives and COMPANY’s attorneys, giving deposition testimony, attending depositions, reviewing pleadings and discovery, and attending and giving testimony in court and arbitration proceedings. COMPANY hereby agrees to engage and pay the costs of separate legal counsel to represent EMPLOYEE solely and exclusively with respect to the preparation time for, and the actual appearance at, any deposition, hearing, or other legal proceeding by EMPLOYEE if COMPANY or COMPANY’s attorneys request that EMPLOYEE appear at any deposition, hearing, or other legal proceeding. EMPLOYEE hereby acknowledges and agrees that COMPANY has no obligation to engage or pay the costs of legal counsel for EMPLOYEE for any representation other than expressly stated in this Paragraph 14 including, without limitation, representation in connection with this Agreement. Nothing in this Paragraph 14 or the Agreement is in anyway intended to influence, dictate or otherwise affect the content of testimony or other sworn statements of EMPLOYEE.
15.No Pending or Future Lawsuits. EMPLOYEE represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the COMPANY or any of the other RELEASED PARTIES. EMPLOYEE also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the COMPANY or any of the other RELEASED PARTIES.
16.Tax Consequences. The COMPANY makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to EMPLOYEE or made on his behalf under the terms of this Agreement. EMPLOYEE agrees and understands that he is responsible for payment, if any, of local, state, and/or federal taxes and related costs on the payments and any other consideration provided hereunder by the COMPANY and any penalties or assessments thereon. EMPLOYEE further agrees to indemnify and hold the RELEASED PARTIES harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the COMPANY for any amounts claimed due on account of (a) EMPLOYEE’S failure to pay or delayed payment of federal or state taxes, or (b) damages sustained by the COMPANY by reason of any such claims, including attorneys’ fees and costs.
17.Integration and Severability. This Agreement, along with its exhibits, agreements regarding EMPLOYEE’S equity, and the Proprietary Rights and Non-Solicitation Agreement between COMPANY and EMPLOYEE, dated February 9, 2015, constitutes the entire understanding and agreement between the PARTIES with respect to the subject matter hereof, and, except as otherwise provided herein, cancels all prior or contemporaneous oral or written understandings, negotiations, agreements, commitments, representations, and promises in connection herewith. Notwithstanding the forgoing, nothing set forth in this Agreement shall cancel, terminate, modify, suspend, or otherwise affect those obligations set forth in the Proprietary Rights and Non-Solicitation Agreement between COMPANY and EMPLOYEE, dated February 9, 2015. Nothing in this Agreement shall affect or limit COMPANY’s rights to enforce any lawful restrictive covenant previously agreed to by EMPLOYEE. Should any provision of this Agreement be held illegal or unenforceable in a final judgment of any court of competent jurisdiction as to the parties bound by such judgment, such provision shall be deemed severed from this Agreement, and the remainder of this Agreement shall be considered in full force and effect.
18.Choice of Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of California. Should any valid federal or state law or final determination of any administrative agency or court of competent jurisdiction affect any provision of this Agreement, the provision or provisions so affected shall be automatically conformed to the law and otherwise this Agreement shall continue in full force and effect.
Any action or proceeding by either party to enforce this Agreement based on, arising out of, or in connection with this Agreement shall be brought exclusively in the state or federal courts located in the County of Santa Clara, California, and the PARTIES expressly submit to the personal jurisdiction of those courts. The PARTIES hereby expressly waive, to the fullest extent permitted by law, any objection that they may now or hereafter have, to the laying of venue of any such litigation brought in any such court referred to above, including without limitation any claim that any such litigation has been brought in an inconvenient forum.
19.Amendment. This Agreement shall be binding upon the parties hereto and may not be amended, supplemented, changed, or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by all of the PARTIES hereto.
20.No Assignment. All PARTIES who execute this Agreement hereby warrant and represent that they are the owners of all rights and claims being released herein, and that no portions of those rights have been transferred to any other person or entity. EMPLOYEE and COMPANY further agree to hold each other harmless from and against any and all claims, actions, or causes of action which have been assigned or transferred contrary to the foregoing representation and from any and all losses, expenses, and/or liability arising directly or indirectly from the breach of any of the foregoing representations or warranties.
21.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.
22.Drafting. This Agreement is to be interpreted without regard to the drafter. The terms and intent of this Agreement, with respect to the rights and obligations of all PARTIES identified in this Agreement, shall be interpreted and construed on the express assumption that all parties participated equally in its drafting.
23.Outside Influence. EMPLOYEE and COMPANY represent and declare that in executing this Agreement they rely solely upon their own judgment, belief and knowledge, and the advice and recommendations of their own independently selected legal counsel, concerning the nature, extent and duration of their rights and claims, and that they have not been influenced to any extent whatsoever in executing the same by any of the PARTIES hereto or by any person representing them.
24.Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

ADVISOR
By:     /s/ Ramakrishna Satyavolu
Name: Ramakrishna “Schwark” Satyavolu
Date: February 19, 2016
LIFELOCK, INC.
By:    /s/ Hilary Schneider
Name: Hilary Schneider
Date: February 19, 2016